UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 2, 2009

Date of Report (Date of Earliest Event Reported)

ALLERGAN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10269	95-1622442
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2525 Dupont Drive

Irvine, California 92612

(Address of Principal Executive Offices) (Zip Code)

(714) 246-4500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

At its meeting on February 2, 2009, the Organization and Compensation Committee (the “Compensation Committee”) of the Board of Directors of Allergan, Inc. (the “Company”) completed its annual performance and compensation review of the Company’s executive officers and approved the 2009 base salaries of the Company’s executive officers. The Compensation Committee also approved the performance objectives and the corresponding target annual incentive awards for the Company’s executive officers and other members of management under the Company’s Management Bonus Plan (the “Management Bonus Plan”) and 2006 Executive Bonus Plan (the “Executive Bonus Plan” and, together with the Management Bonus Plan, the “Plans”), as more fully described below.

2009 Annual Base Salaries

The Compensation Committee approved the fiscal year 2009 annual base salaries for the Company’s Chief Executive Officer and the other named executive officers (the “Named Executive Officers”) identified in the Company’s proxy statement for its 2008 annual meeting of stockholders. In doing so, the Compensation Committee did not increase the Named Executive Officers’ fiscal year 2009 annual base salaries from their 2008 annual base salaries. Accordingly, the Named Executive Officers’ fiscal year 2009 annual base salaries remain as follows:

Executive Officer	Title	Base Compensation
David E.I. Pyott	Chairman of the Board and Chief Executive Officer	$1,300,000
F. Michael Ball	President, Allergan	$661,500
Jeffrey L. Edwards	Executive Vice President, Finance and Business Development, Chief Financial Officer	$495,000
Douglas S. Ingram	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	$540,000
Scott M. Whitcup, M.D.	Executive Vice President, Research and Development	$540,000

Management Bonus Plan and Executive Bonus Plan

The Compensation Committee established performance objectives for the payment of annual incentive awards to the Named Executive Officers under the Plans for 2009. Under the Plans, bonus amounts will be based upon three performance objectives: (1) attainment of a target adjusted earnings per share (the “EPS Target”), (2) attainment of a target sales revenue growth in local currency (the “Revenue Target”), and (3) attainment of a target research and development reinvestment rate (the “R&D Reinvestment Target”). Adjusted earnings per share, or EPS, means the Company’s per share net earnings from continuing operations for 2009, adjusted to remove the effects of certain specified events or items.

For any bonus to be payable under the Plans, adjusted EPS must be greater than a threshold adjusted EPS. The Compensation Committee established that the bonus pool under the Plans would be funded at 90% of target bonuses if the Company achieves the EPS Target, with an additional 10% of target bonuses funded for achievement of the Revenue Target and 10% of target bonuses funded for achievement of the R&D Reinvestment Target. As a result, 110% of the target bonuses under the Plans will be funded upon achieving all three of the pre-established corporate performance objectives and the actual bonus pool will be funded from 0% to 160% of the target bonuses under the Plans based on the Company’s relative attainment of the financial performance objectives.

The Compensation Committee also established target bonuses for the Named Executive Officers participating in the Management Bonus Plan at 65% of their year-end annualized base salary. However, the Compensation Committee retained the ability to modify actual individual bonus amounts down to 0% or up to 150% of the individual’s target bonus based on individual performance in relation to pre-established objectives. Therefore, the actual bonus paid to a participant under the Management Bonus Plan may be up to 156% of the participant’s year-end annualized base salary.

Under the Executive Bonus Plan, the Compensation Committee established a target bonus for the Company’s Chief Executive Officer at 120% of his year-end annualized base salary and a target bonus for the Company’s President at 70% of his year-end annualized base salary. Similar to the Management Bonus Plan, the actual bonus award payable to participants in the Executive Bonus Plan will be 0% to 160% of the target bonus based on the Company’s relative attainment of the performance objectives. Therefore, the Company’s Chief Executive Officer has the opportunity to earn a bonus of up to 192% of his year-end annualized base salary, and the Company’s President has the opportunity to earn a bonus of up to 112% of his year-end annualized base salary, each based on the Company’s performance and subject to the discretion of the Compensation Committee to reduce the amount payable.

Consistent with 2008, bonuses under each of the Plans will be paid in cash up to 100% of the participant’s target bonus. Bonuses will be paid in restricted stock and restricted stock units to the extent the bonus pool exceeds 100% of the bonus targets. Such restricted stock or restricted stock units will provide for cliff vesting two years following the award effective date, subject to accelerated vesting in limited specified circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLERGAN, INC.

Date: February 6, 2009	By:	/s/ Matthew J. Maletta
	Name:	Matthew J. Maletta
	Title:	Vice President, Associate General Counsel and Assistant Secretary

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